Note: Certain identified information (marked with [^^^] has been excluded from this exhibit because it both not material and is the type that the Federal Home Loan Bank of Boston treats as private or confidential.

FEDERAL HOME LOAN BANK OF BOSTON

CHIEF AUDIT OFFICER

2021 INCENTIVE COMPENSATION PLAN

Purpose

The Federal Home Loan Bank of Boston (i.e., the "Bank") has an established incentive compensation plan for the Chief Audit Officer (CAO). This Plan is intended to compensate the CAO in a manner that recognizes the importance of individual performance through metrics linked to his principal functions.

Eligibility

The Audit Committee of the Bank’s Board of Directors (Audit Committee) will determine participation in the Plan.

Performance Management

Criteria for determining whether an award will be payable to the CAO are based upon the goals outlined in Appendix A. The Audit Committee is responsible for setting goals, measuring their achievement, and determining the incentive payment.

Each goal will operate independently of the others.

Incentive Opportunity

The CAO will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s base salary at year-end 2021, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary
	Threshold	Target	Excess
Participant	17.50%	35.00%	52.50%

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

Goal achievement and individual awards for the goals as outlined in Appendix A will be calculated at the conclusion of 2021 based on results as of December 31, 2021. The CAO will be eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the Audit Committee, and if required, the review of the Federal Housing Finance Agency (FHFA), between March 1 and March 15, 2022. Except as otherwise described under CAO ICP Administration, the CAO must be employed by the Bank on the date of payment of the award to receive the award.

The CAO will be eligible to receive the remaining forty (40) percent of the award (Deferred Award) as cash between March 1 and March 15, 2024.

Deferred Award Payable after Year-End 2023:
Award will be determined at the conclusion of 2023 based on results of the following goal as of December 31, 2023:

Continued enhancement the Internal Audit Department’s contribution to the Bank (100% weight)
This goal will be measured by the Audit Committee’s evaluation of the performance of the Chief Audit Officer (CAO) and the Internal Audit Department in its efforts to provide quality internal audit services and value to the Audit Committee and the Bank, including its efforts of continuous improvement of Internal Audit processes and reporting and implementing the projects in the Internal Audit Strategic Plan (IASP)

Topics for the Audit Committee’s consideration include Internal Audit’s performance over the period, the implementation of continuous improvement efforts that may or may not be identified in the IASP (e.g. updating summary reporting for the Audit Committee and management; identifying and addressing evolving risks and/or regulatory issues; etc.) and the extent and quality of IASP projects implemented. The Audit Committee may also assess the opportunities where Internal Audit has tried to add value to Bank business processes via process improvement recommendations and regular interaction with Bank management as part of Bank committee involvement and special project contributions.

In addition, maintenance of the following quality metrics for the years 2021, 2022 and 2023 will be considered:

i.Maintaining a three-year average rating value of 1.74 on the IA survey Client Questionnaire prepared by Bank personnel (on a scale of 1 – 5, with 1.0 is best score) and,
ii.Completing audits (excluding implementation audits) with expected issuance dates of December 31, for 2021, 2022 and 2023 within 8% above the total budgeted hours as amended.
Based on input from the CAO, Bank management and Audit Committee, the Audit Committee will provide the factor to calculate the final payout of the deferred portion of the incentive compensation payment. The factor will range from 100% to 120% based on the Committee’s assessment, including any interpolated percentage between 100% and 120%.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

In addition, the following conditions must be satisfied for participants to receive the deferred award opportunity:
•The participant is in employment with the Bank on the payment date, as described below in CAO ICP Administration, and
•Subject to the discretion of the Audit Committee in conference with the Board, the deferred award calculated above may be reduced, (but not to a number that is less than zero) for participant, as applicable, if, during calendar years 2022 and/or 2023, any of the following occur such that if it had occurred prior to the year-end 2021 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
i.operational errors or omissions resulting in material revisions to (A) the 2021 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2021;
ii.submission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants, or
iii.failure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
•All deferred award payouts shall be subject to the final approval of the Audit Committee and review and non-objection by the FHFA (to the extent required by FHFA).

CAO ICP Administration

The CAO ICP is administered by the Audit Committee of the Board of Directors which shall have full power and binding authority to construe, interpret, and administer the CAO ICP, and to adjust it for extraordinary circumstances.

Extraordinary circumstances may include changes in Bank business, Bank strategy, Internal Audit strategy, Internal Audit department structure, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Internal Audit Department, Bank or Bank System.

The Audit Committee reserves the right at any time to amend, suspend or terminate the CAO ICP in whole or in part, for any reason, and without the consent of any CAO ICP participant but will not do so without re-submission to FHFA, if required.

CAO ICP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Audit Committee following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA).

Participants must receive a performance rating of “Meets Expectations” or better for 2021 in order to be eligible to receive an IAICP payout.

Any individual hired or promoted into an eligible position during 2021 that is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year, providing he/she has served a minimum of three months in that role in 2021 and otherwise satisfies the CAO ICP’s requirements.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

If an individual becomes a participant of the CAO ICP during the plan year, e.g. due to a job change or promotion, then any CAO ICP award will be prorated based on months in the CAO ICP, provided he/she serves a minimum of three months in the CAO ICP and otherwise satisfies the plan's requirements.

Except as described below, any CAO ICP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Audit Committee, at their sole discretion and subject to review of the FHFA, if required1.

•CAO ICP participants who terminate employment with the Bank by reason of death or disability or who are eligible to retire2 from employment with the Bank prior to the March 2022short-term award payment date may receive a pro rata payment of the sixty-(60) percent short-term incentive opportunity as determined by the Audit Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the months of completed service as an CAO ICP participant during 2020. To be eligible, the participant must complete at least six months of service in 2020and otherwise satisfy the CAO ICP’s requirements. Participants who die, become disabled, or retire during 2021 will not be eligible for any deferred incentive award.

•CAO ICP participants who terminate employment with the Bank by reason of death or disability prior to the deferred award payment date in March 2024, or who terminate prior to the deferred award payment date and are eligible to retire from employment with the Bank, may become eligible to receive payment of the forty (40) percent deferred incentive opportunity, subject to the granting of awards based on 2023 year-end results described above, with the approval of the Audit Committee and at their sole discretion, and subject to the review of the FHFA, if required.

Awards to retiring or disabled participants or beneficiaries will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Administrator may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator and actually received by the Administrator prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of CAO ICP awards.
1 Where the CAO ICP refers to the participant's termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.
2 Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

Appendix A
FEDERAL HOME LOAN BANK of BOSTON
2021 INCENTIVE COMPENSATION PLAN
CHIEF AUDIT OFFICER

Threshold/Target Weightings	Weight

A. Completion of the 2021 Internal Audit Plan	45%
B. Audit Committee Responsibilities	10%
C. Internal Audit Remediation Testing	5%
D. Survey Results on Communication and Auditees Feedback	5%
E. Department Specific	25%
F. Individual Goals	10%
Total	100%

Excess
Discretion of the Audit Committee	100%

2021 Goals - Target

A.    Completion of the 2021 Internal Audit Plan – 45%

This metric is to ensure that the 2021 Internal Audit Plan (Plan) is completed as approved by the Audit Committee (AC). The Chief Audit Officer (CAO) shall furnish the Committee with periodic reports on the status of the Plan. The reports will indicate which audits and other activities have been completed, are in process, and those set to begin. The Audit Committee reserves the right to replace audits/activities for anticipated Audits, Information System implementations, and other Bank initiatives that are not implemented by Bank management as anticipated. In addition, the Committee reserves the right to amend/modify the Plan during the year as deemed necessary.

Threshold: Complete all Extreme, Significant and Moderate-Risk Audits and required audits, as contained in the 2021 Audit Plan, as amended.
Target: Complete audits (excluding implementation audits) with expected issuance dates of December 31, 2021 or earlier from the approved 2021 Audit Plan and from the 2020 Audit Plan to be issued in 2021 within 8% above the total budgeted hours as amended. Amendments to the delivery dates of the audits will be presented to and approved by the Audit Committee. Changes to budgeted hours will be based on changes in expected audit scope during audit planning and unforeseen circumstances. Budget changes will be approved by the CAO and presented to the Audit Committee.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

The remaining 2021 Audit Plan audits are expected to be issued in Q1 2022 within 8% of budgeted hours, as amended

Excess:
Target plus:
•Seventy-five percent of audits (excluding implementation audits) are not above 8 percent of amended budgeted hours on an individual audit by audit basis. (e.g. if 14 of the 20 audits are within 8 percent of budget) and,
•A measure of value-added services could be in the form of ad-hoc advice upon request, input on processes/controls upon request (not within an audit/review, e.g. advice on how to address exam items), providing information to business that will benefit business processes.
Measurement: Staff to provide summary of value- added services to the Chief Audit Officer (CAO) and Internal Audit management, as applicable, with documentation from Management. Feedback from results of the annual questionnaire from Management will also be considered.

The Audit Committee will assess the level of achievement above target based on information provided from management discussions, the results of the annual internal audit questionnaire from Bank management and staff and input from the CAO.

B.    Audit Committee Responsibilities – 10%

Confirm that the Audit Committee can certify to the Board of Directors at the end of the fiscal year that it has fulfilled its responsibilities as outlined in its Charter, met the requirements of applicable FHFA regulations (Sect. 1232), those required by the Sarbanes-Oxley Act, and the expectations of Advisory Bulletins 2020-04, Financial Reporting and Disclosure and External Audit and AB 2016-05, Internal Audit Governance and Function.

Threshold:
•Update the charters of the Audit Committee, the Chief Auditor Officer, and the Internal Audit Department to reflect any new requirements to ensure that the charters comply with regulatory requirements and include best practices.
•Provide periodic updates on how the Audit Committee is meeting its responsibilities.
•Certify to the Audit Committee that it complies with all applicable requirements. Ensure that the Audit Committee complies with all FHFA regulations and the best practice provisions of corporate governance as outlined in the Sarbanes-Oxley Act. This will enable the Audit Committee to certify to the Board of Directors that it has fulfilled its responsibilities.
•Assist the Audit Committee in the evaluation of the external auditor.

Target:
•Threshold plus: Conduct an appraisal of Audit Committee effectiveness by means of a self-assessment guide that measures key principles and practices. The survey

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

will be completed in the fall (Oct/Nov) to measure progress in achieving committee effectiveness.
•Update the Audit Committee Responsibilities Checklist to incorporate AB 2020-04, Financial Reporting and Disclosure and External Audit.
•Coordinate and present orientation materials that provide an overview of the Audit Committee and Internal Audit for new members of the Board of Directors and the Audit Committee. Coordinate and provide ongoing education opportunities for committee members.

Excess: Not Applicable to this goal.

C.Internal Audit Remediation Testing – 5%

Ensure timely IA review that 2020 FHFA examination findings have been remediated. As information is provided to IA from Bank management, the receipt of information will be logged, an internal audit staff member will review the materials, and an email will be sent acknowledging the receipt of the materials within 10 business days.

Testing to document remediation will be completed and the results communicated to Bank management within 30 business days of the receipt of the final documentation. Should additional information be required before testing can be completed, IA will communicate such to Bank management. This measurement will not consider the timing of sustainability testing that may be scheduled to occur after the target date. (i.e. after enough time has elapsed to test a sample of required activities, e.g. month-end reconciliations, Committee/board meetings, etc.)

Threshold: Adherence to the timelines for [^^^] examination findings with remediation dates communicated by management to Internal Audit that the remediation plans have been completed and no repeat FHFA examination comments based on insufficient Internal Audit testing of management remediation efforts.

Target: Adherence to the timelines for [^^^] examination findings and [^^^] repeat FHFA examination comments based on insufficient Internal Audit testing of management remediation efforts.

Excess: Target plus completion of remediation testing and results communication to Bank Management within 15 business days of receipt of the final documentation from Bank Management. Full excess will be reached if [^^^] 2020 FHFA findings for the Bank’s exam and are remediated and communicated to Bank Management within 15 business days of receipt of the final documentation from Bank Management. A pro-rated portion award between Target and Excess will be awarded for the percentage of the findings meeting this measure (e.g. if remediation and communication occurs within 15 business days for [^^^] of the [^^^] - 2020 FHFA examination findings remediation plans, then the award will be Target plus 55% of the Excess award).

Note: If significant changes to the timing of remediation action completion dates are implemented, the CAO will inform the Committee for consideration of either measuring or modifying this goal. This measure does not include findings with IA as responsible party, if any.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

D.    Survey Results on Communication and Auditees Feedback – 5%

Effective communication and dialogue between the Chief Audit Officer (CAO), the Chief Executive Officer, and senior management.

The Audit Committee will monitor this metric during the year at regularly scheduled quarterly meeting and at year-end through discussions with the CAO, CEO and senior management.

Using a questionnaire, the CAO will solicit feedback from Bank staff on their interaction with the CAO and Internal Audit staff on areas such as communication, administration, and partnering activities that occurred from December 2020 and during the 2021. The survey results will be anonymous and reported independently by HR to the Chair of the Audit Committee.

The Audit Committee is responsible for the measurement of this metric and will take into consideration interaction between the CAO, Internal Audit staff and Bank management for this goal.

Threshold: Annual Questionnaire results indicate neutral (“2.5 – 2.2”) overall results and confirmation from management that communications with the CAO have been two or less times a year. (Score results are on a 5-point scale, 1 is the highest rating and 5 is the lowest rating.)

Target: Annual Questionnaire results indicate good (“>2.2 – 1.60”) overall results and confirmation from management that update meetings with the CAO have been three times a year and dialogue is cooperative.

Excess: Annual Questionnaire results indicate excellent (“>1.60”) overall results and confirmation from management that communications with the CAO have been more frequent than three times a year and include dialogue is collaborative to improve the audit process and interaction (e.g. work to improve SOX process/controls, collaborate with ERM on approach to viewing risk, coordinate with Management to discuss systems implementations, improve SOAF reporting, etc.).

E.    Department Specific – 25%

1.Complete the 2021 IT audit plan with the expected level of quality, but with reducing the planned co-sourced hours (500 hours planned) Note that this goal may have to be adjusted if there are changes in the IT team staffing, including departures or extended absences from being able to work, excluding normal vacation time. Time frame 1/1/2021 – 12/31/2021. (6%)

To increase IT and budget efficiency.

Threshold: Complete the 2021 IT audit plan while reducing the budgeted co-sourcing budgeted hours by 50 hours (10%).

Target: Complete the 2021 IT audit plan while reducing the budgeted co-sourcing budgeted hours by 100 hours (20%).

Excess: Complete the 2021 IT audit plan while reducing the budgeted co-sourcing budgeted hours by 200 hours (40%).

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

2.Enhance IA process documentation by implementing flowcharting of business processes during internal audits. (7%).

To improve IA process documentation and risk assessment.

Threshold: Have staff create swim lane flowcharts (cross-functional flowcharts) for at least 8 control processes (an audit typically includes several control processes). Threshold represents one control process in 8 audits): 4 by 5/31/2021 and another 4 by 9/30/2021.

Target: Threshold plus: Enhance structure and organization of IA Audit Manual in SharePoint to be more user-friendly by 9/30/2021.

Excess: Target plus have staff create swim lane flowcharts (cross-functional flowcharts) for another eight control processes by 10/31/2021.

3.Enhance IA processes and practices (7%).

Continue to modernize IA electronic records management and presentation.

Threshold: Review all shared drive files and transition to SharePoint all needed files/records and discard unneeded by June 30, 2021.

Target: Threshold plus enhance one IA dashboard report (e.g. SOAF reporting, IA Activities) to the Audit Committee through data visualization by July 31, 2021.

Excess: Target plus enhance another IA dashboard report (2022 Audit Plan presentations) to the Audit Committee through data visualization by December 31, 2021.

4.Maintain IA staff professional certifications by obtaining relevant and appropriate CPE in their core and secondary competencies. (5%) This may include obtaining competencies in new or changed Bank business initiatives or processes. Identify areas where the IA team need to improve skills/knowledge and provide staff opportunities to further their skills via interaction with third party resources (e.g. subject matter experts from accounting firms and or other FHLBanks), targeted training and/or via achieving further professional certifications

To meet FHFA and professional certification expectations for continuing education and skills development.

Threshold: Internal Audit professional staff obtain on average 40 hours or applicable professional training support of professional certifications and building audit and/or Bank-specific skills and/or knowledge.

Target: Threshold plus identify what skills the team needs more depth in and work with IA team members to include those skills in the IA team member training plans. e.g. A) data analytics, data visualization, engage third-party resources to work with Internal Audit staff to provide subject matter expertise to internal audit work and to help build subject matter knowledge and experience with Internal Audit staff (e.g. engage third party resources to provide expertise in key areas such as IT, IS, Treasury, Risk Management). B) engage third-party resources to develop and deliver Bank specific training for the IA team to further staff skills and improve on the effectiveness of the related audits.

Federal Home Loan Bank of Boston
Chief Audit Officer Incentive Compensation Plan

Excess: Target, plus attainment of three audit related professional certifications (e.g. CIA, CIDA, CFSA, CISA, etc.) and three IT skills certificates among all Internal Audit staff.

Completion Date: November 30, 2021

F.    Individual Goals – 10%

1.Improve communication style in Audit Committee and senior management meetings. (5%)

Meet Expectation: Identify and take communication training to improve presentation style and manage stress. Establish feedback process on presentations, receive feedback and take actions to address feedback. Obtain feedback from IA managers of more openness and trust with IA team.

Exceed Expectation: Obtain feedback of improvement from Audit Committee Chair and senior management on staying on message and responsiveness to audience cues.

To measure achievement towards this goal, Committee Chair Ragones will reach out to members of the audit committee and management committee and IA senior managers to gather feedback to assess progress on this goal.

2.Strengthen facilitative management style to empower staff to take more responsibility in the department activities; to grow their audit and business skills to enrich their roles and career growth. (5%)

Engage staff to take on larger roles and more responsibility for managing internal audits and business unit relationships. Including: providing more opportunities to make audit scoping decisions, decisions on audit issues, managing audit opening and closing meetings; taking leading roles in projects; learning new areas of the Bank, etc.

Meet Expectation: By June 30, 2021, have staff manage four team meetings to provide opportunities to build confidence in meeting management skills.

By July 31, 2021, have two or more IA staff contribute to two non-audit opportunities that add value to the department or Bank.

Exceed Expectation: Coordinate to have IA managers present to the Audit Committee two times during the year other than the presentation of the draft audit plan in December.

By November 30, 2021, have two or more IA staff contribute to two additional non-audit opportunities that add value to the department or Bank.

* * * * *